Exhibit 10.17

EXECUTION COPY

PURCHASE AGREEMENT

by and among

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

and the

PURCHASERS

named herein

Dated as of February 20, 2001

Relating to:

465,116 Shares of Common Stock, $.01 Par Value

New Equity Warrants to purchase 100,000 Shares of Common Stock, $.01 Par Value

New Equity Contingent Warrants to purchase 465,116 Shares of Common Stock, $.01 Par Value

Contingent Additional Consideration

2,500 Shares of Class A Common Stock, Par Value $.01 Per Share,

of Rabbit Hill Holdings, Inc.

2,500 Shares of Series B Non-Voting Preferred Stock, Par Value

$500.00 Per Share, of Rabbit Hill Holdings, Inc.

Conversion Option to purchase 697,674 Shares of Common Stock, $.01 Par Value

Conversion Contingent Option to purchase 697,674 Shares of Common Stock, $.01 Par Value

(i)

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.01.	Due Incorporation; Power and Authority	18
4.02.	Capitalization	18
4.03.	Subsidiaries	19
4.04.	Due Authorization, Execution and Delivery	20
4.05.	CAC	21
4.06.	RHH Shares	22
4.07.	Non-Contravention; Authorizations and Approvals	23
4.08.	Company Financial Statements	24
4.09.	Absence of Undisclosed Liabilities or Events	25
4.10.	No Actions or Proceedings	25
4.11.	Title to Properties	25
4.12.	Intellectual Property Rights	26
4.13.	Taxes	26
4.14.	Employee Benefit Plans	27
4.15.	Private Offering; No Integration or General Solicitation	28
4.16.	Eligibility for Resale Under Rule 144A	29
4.17.	Status Under Certain Statutes	29
4.18.	Insurance	29
4.19.	Use of Proceeds; Margin Regulations	29
4.20.	Existing Indebtedness; Future Liens	29
4.21.	Compliance with Laws; Permits; Environmental Matters	30
4.22.	Solvency	30
4.23.	Affiliate Transactions	30
4.24.	Material Contracts	31
4.25.	Brokerage Fees	31
4.26.	Absence of Labor Dispute	31
4.27.	Representations and Warranties Relating to RHH	31

SECTION 5.

REPRESENTATIONS OF THE PURCHASERS

5.01.	Purchase for Investment	33
5.02.	Investment Experience	34
5.03.	Current Ownership; No Stockholder Agreements	34
5.04.	Binding Agreements	34

SECTION 6.

COVENANTS

6.01.	Further Assurances	34
6.02.	Additional Company Information; Monthly Financial Statements	34

(ii)

6.03.	Cooperation in Litigation; Enforcement of Rights	35
6.04.	Taxes	35
6.05.	Share Purchase Agreement	35
6.06.	Amended Stockholders Agreement	36
6.07.	No Integration	36
6.08.	Restriction on Repurchases	36
6.09.	Basic Documents	36

SECTION 7.

TRANSFER OF NEW EQUITY SECURITIES

7.01.	Form of Legend for the New Equity Securities	36
7.02.	Transfer Restrictions	37

SECTION 8.

EXPENSES, INDEMNIFICATION AND CONTRIBUTION, AND TERMINATION

8.01.	Expenses	38
8.02.	Indemnification	39
8.03.	Notifications and Other Indemnification Procedures	39
8.04.	Survival	40
8.05.	Termination	40

SECTION 9.

MISCELLANEOUS

9.01.	Notices	41
9.02.	Benefit of Agreement; Assignments and Participations	42
9.03.	No Waiver; Remedies Cumulative	42
9.04.	Amendments, Waivers and Consents	42
9.05.	Counterparts	42
9.06.	Reproduction	42
9.07.	Headings	43
9.08.	Governing Law; Submission to Jurisdiction; Venue	43
9.09.	Severability	44
9.10.	Entirety	44
9.11.	Survival of Representations and Warranties	44
9.12.	Incorporation	44
9.13.	Interpretation	44

(iii)

EXHIBITS

Exhibit A	-	Form of Conversion Option Agreement
Exhibit B	-	Form of New Equity Warrant Agreement
Exhibit C	-	Form of Contingent Warrant Agreement
Exhibit D	-	Form of Stockholders Agreement Amendment
Exhibit E	-	Form of Management Option Agreement
Exhibit F	-	Form of Senior Lender Consent
Exhibit G	-	Form of Bridge Note Consent and Agreement
Exhibit H	-	Form of Incremental Bridge Warrant Agreement
Exhibit I	-	Form of RHH Credit Agreement Waiver
Exhibit J	-	Form of RHH Consent and Agreement
Exhibit K	-	Form of RHH Shareholders’ Amendment
Exhibit L	-	Form of Preferred Holder Consent
Exhibit M	-	Form of Registration Rights and Stockholders Agreement
Exhibit 3.03(a)	-	Form of Officers’ Certificate
Exhibit 3.03(b)	-	Form of Secretary’s Certificate
Exhibit 3.04	-	Solvency Certificate
Exhibit 3.05(a)	-	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit 3.05(b)	-	Form of Opinion of Kenneth M. Tallering
Exhibit 3.05(c)	-	Form of Opinion of Willkie Farr & Gallagher

SCHEDULES

Schedule A - Purchasers
Schedule 3.15 - Calculation of EBITDA
Schedule 4.02 - Capitalization
Schedule 4.03 - Company Subsidiaries
Schedule 4.05(e) - CAC Relevant Documents
Schedule 4.06(e) - RHH Shares Relevant Documents
Schedule 4.07 - Authorizations and Approvals
Schedule 4.09(a) - Absence of Undisclosed Liabilities
Schedule 4.09(b) - Absence of Undisclosed Events
Schedule 4.10 - No Actions or Proceedings
Schedule 4.11- Title to Properties
Schedule 4.12 - Intellectual Property Rights
Schedule 4.13 - Taxes
Schedule 4.14(e) - Employee Benefit Plans
Schedule 4.20 - Indebtedness
Schedule 4.21 - Compliance with Laws; Permits; Environmental Matters
Schedule 4.23 - Affiliate Transactions
Schedule 4.24 - Material Contracts
Schedule 4.25 - Brokerage Fees
Schedule 4.26 - Absence of Labor Dispute

(iv)

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of February 20, 2001, by and among Transportation Technologies Industries, Inc., a Delaware corporation (the “Company”), and the purchasers listed on Schedule A hereto, (each a “Purchaser” and, collectively, the “Purchasers”).

RECITALS

WHEREAS, on May 10, 1999, the Company (formerly known as Johnstown America Industries, Inc. (“JAII”)) and Rabbit Hill Holdings, Inc., a Delaware corporation (“RHH”), entered into a Share Purchase Agreement (as amended by Amendment No. 1, dated as of June 3, 1999, the “Share Purchase Agreement”);

WHEREAS, pursuant to Section 1.6 of the Share Purchase Agreement, the Company is entitled to receive, subject to the terms of the Share Purchase Agreement, Contingent Additional Consideration (as such term is defined in the Share Purchase Agreement; hereinafter referred to as “CAC”) payments upon the occurrence of one or more Triggering Events (as such term is defined in the Share Purchase Agreement);

WHEREAS, pursuant to Section 1.2 of the Share Purchase Agreement, the Company acquired (i) 2,500 shares of the Class A Common Stock, par value $.01 per share, of RHH (the “RHH Common Shares”) and (ii) 2,500 shares of the Series B Non-Voting Preferred Stock, par value $500.00 per share, of RHH (the “RHH Preferred Shares” and, collectively with the RHH Common Shares, the “RHH Shares” and, collectively with the CAC, the “RHH Assets”);

WHEREAS, the Company has authorized the sale of the RHH Assets, the grant of an option (the “Conversion Option”) to purchase up to an aggregate of 697,674 shares (the “Conversion Option Shares”) of the Company’s common stock, $.01 par value per share (the “Common Stock”), and warrants (the “Conversion Contingent Warrants”) to purchase up to an aggregate of 697,674 shares (the “Conversion Contingent Warrant Shares”) of Common Stock pursuant to the Contingent Warrant Agreement, on the terms and conditions set forth in a Conversion Option Agreement among the Company and the Purchasers named therein, to be dated as of the day of the Closing Time, and in the form attached hereto as Exhibit A (the “Conversion Option Agreement”), the sale of an aggregate of 465,116 shares (the “Common Shares”) of Common Stock, and warrants (the “New Equity Warrants”) to purchase an aggregate of 100,000 shares (the “New Equity Warrant Shares”) of Common Stock and warrants (the “New Equity Contingent Warrants” and, together with the Common Shares and the New Equity Warrants, the “New Equity Securities”) to purchase up to an aggregate of 465,116 shares (the “New Equity Contingent Warrant Shares”) of Common Stock (the RHH Assets, the Conversion Option, the Common Shares, the New Equity Warrants and the New Equity Contingent Warrants, being the “Assets”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company desires to sell, transfer and assign all of its right, title and interest in the Assets to the Purchasers as set forth on Schedule A hereto;

WHEREAS, in connection with the purchase and sale of the aforesaid New Equity Warrants and New Equity Contingent Warrants, the Company and certain of the Purchasers will enter into a New Equity Warrant Agreement, to be dated as of the day of the Closing Time (as defined below), and in the form attached as Exhibit B hereto (the “New Equity Warrant Agreement”), and a Contingent Warrant Agreement, to be dated as of the day of the Closing Time, and in the form attached as Exhibit C hereto (the “Contingent Warrant Agreement”) which Contingent Warrant Agreement sets forth, among other things, the conditions under which the New Equity Contingent Warrants are exercisable;

WHEREAS, in connection with the purchase and sale of the shares of Common Stock pursuant to this Agreement, the Conversion Option, the New Equity Warrants and the New Equity Contingent Warrants, the Company, certain of the Purchasers and certain of the Company’s stockholders intend to enter into an amendment, to be dated February 28, 2001, and in the form attached as Exhibit D hereto (the “Stockholders Agreement Amendment”), to the Stockholders Agreement, dated as of March 9, 2000 (the “Original Stockholders Agreement” and, such Original Stockholders Agreement, as amended by the Stockholders Agreement Amendment, being herein referred to as the “Amended Stockholders Agreement”);

WHEREAS, certain of the Purchasers desire to grant to certain parties an option to purchase shares of Common Stock under the circumstances provided for in a Management Option Agreement among the Purchasers and the parties listed therein, to be dated as of the day of the Closing Time, and in the form attached hereto as Exhibit E (the “Management Option Agreement”);

WHEREAS, the Company, First Union National Bank, Canadian Imperial Bank of Commerce and other financial institutions party thereto intend to enter into an amendment, to be dated as of the day of the Closing Time, and in the form attached as Exhibit F hereto, (the “Senior Lender Consent”), to the Company’s Credit Agreement, (as defined in the Contingent Warrant Agreement, the “Original Credit Facility” and, such Original Credit Facility, as amended by the Senior Lender Consent, being herein referred to as the “Amended Credit Facility”);

WHEREAS, the Company and holders of its bridge notes (the “Bridge Notes”) have entered into an agreement, dated as of the date hereof, and in the form attached as Exhibit G hereto (the “Bridge Note Consent and Agreement”), to amend, as of the Closing Time, the Bridge Notes (including all Bridge Notes not held by such holders) and pursuant to which, among other things, the Company has agreed, under certain circumstances, to issue warrants (the “Incremental Bridge Warrants”) to the holders of the Bridge Notes to purchase up to an aggregate of 200,656 shares of Common Stock pursuant to a warrant agreement, to be dated as of the day of the Closing Time, and in the form attached as Exhibit H hereto (the “Incremental Bridge Warrant Agreement”);

WHEREAS, all things necessary to make this Agreement, the New Equity Warrant Agreement, the Contingent Warrant Agreement, the Conversion Option Agreement, the Amended Stockholders Agreement and the Management Option Agreement valid and binding obligations of the Company and the Purchasers, as applicable, in accordance with their respective terms, have been done.

All of the transactions contemplated by the foregoing recitals are collectively referred to herein as the “Transactions”.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Definitions. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:

“Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

“Affiliate” means with respect to any specified Person any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Each of Transportation Investment Partners L.L.C., Trimaran Investment Fund II, L.L.C. and each investor in the Trimaran program shall be deemed to be an “Affiliate” of the other. Except in respect of Section 4.05(e), none of the Purchasers (or any of their Affiliates) shall be deemed to be Affiliates of the Company.

“Amended Credit Facility” is defined in the ninth recital to this Agreement.

“Amended Stockholders Agreement” is defined in the seventh recital to this Agreement.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes (including building codes), ordinances, regulations, certificates, orders and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority (including any Environmental Law and any laws pertaining to health or safety) applicable to any of (a) the Company or any of its Subsidiaries or any of their respective property or operations or (b) any Purchaser, in each case, as the context indicates.

“Assets” is defined in the fourth recital to this Agreement.

“Basic Documents” means, collectively, this Agreement, the New Equity Warrant Agreement, the Contingent Warrant Agreement, the Conversion Option Agreement, the Stockholders Agreement Amendment, the Management Option Agreement, the RHH Consent and Agreement and the RHH Shareholders Amendment, and all certificates, instruments, financial and other statements and other documents made or delivered in connection herewith and therewith.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of such Board of Directors.

“Bridge Note Consent and Agreement” means that certain Limited and Conditional Waiver and Consent and Agreement, dated the date hereof, and relating to the Bridge Note Purchase Agreement among the Company and the Bridge Note Purchasers, substantially in the form attached hereto as Exhibit I.

“Bridge Notes” is defined in the tenth recital to this Agreement.

“Business Day” means any day other than a Legal Holiday.

“CAC” is defined in the second recital to this Agreement.

“CAC Relevant Documents” is defined in Section 4.05(e).

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person; (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and (c) any rights, warrants or options, exercisable or exchangeable for, or convertible into, any of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” shall have the meaning assigned to such term in the Certificate of Designations relating to the Company’s 14 1/2% Senior Redeemable Preferred Stock.

“Closing Time” is defined in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Shares” is defined in the fourth recital to this Agreement.

“Common Stock” is defined in the fourth recital to this Agreement.

“Company” is defined in the preamble to this Agreement and includes its successors and permitted assigns.

“Company Audit Date” means December 31, 1999.

“Company Equity Investee” is defined in Section 4.03.

“Company Financial Statements” is defined in Section 4.08.

“Company Indemnified Person” is defined in Section 8.02(b).

“Company Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform any of its material obligations under any of the Transaction Documents, or (c) the validity or enforceability of any Transaction Document.

“Company Preferred Stock” is defined in Section 4.02.

“Conversion Contingent Warrants” is defined in the fourth recital to this Agreement.

“Contingent Warrant Agreement” is defined in the sixth recital to this Agreement.

“Contract” is defined in Section 4.07.

“Controlling Person” is defined in Section 8.02(a).

“Conversion Option” is defined in the fourth recital to this Agreement.

“Conversion Option Agreement” is defined in the fourth recital to this Agreement.

“Conversion Option Shares” is defined in the fourth recital to this Agreement.

“Credit Agreement” is defined in the ninth recital to this Agreement.

“Disclosure Schedule” means all numbered Schedules to this Agreement.

“Distribution Agreement” means the Distribution Agreement dated as of June 3, 1999 among Fleet Capital Corporation, as agent, RHH and the Company.

“Enforceability Exceptions” means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (other than, in any such case, any federal or state laws relating to fraudulent transfers).

“Environmental Action” means (a) any action, suit, written demand, written claim, written notice of non-compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, any Permit or Hazardous Material, including, without limitation, (i) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (ii) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief, and (b) any investigation, monitoring, removal or remediation activities undertaken by or on behalf of the Company or any of its Subsidiaries, whether or not such activities are carried out voluntarily.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or written agency interpretation, policy or guidance that has the force and effect of law relating to pollution or protection of the environment, public health and safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” is defined in Section 4.14(a).

“ERISA Affiliate” is defined in Section 4.14(b).

“Excess Amount” is defined in Section 2.02(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“GAAP” means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

“Governmental Authority” means (a) the government of the United States or any State or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which (i) the Company or any Subsidiary, or (ii) any Purchaser, in each case, as the context indicates, conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary or (c) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any such government.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or is reasonably expected to become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under Environmental Laws.

“Holder” means a Person holding Assets and, in the case of Assets (other than the CAC and Conversion Option) in whose name Assets are registered on the security register therefor.

“Incremental Bridge Warrant” is defined in the tenth recital to this Agreement.

“Incremental Bridge Warrant Agreement” is defined in the tenth recital to this Agreement.

“Indemnified Person” is defined in Section 8.03.

“Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“JAII” is defined in the first recital to this Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by Applicable Law to remain closed.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any capitalized lease obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Management Option Agreement” is defined in the eighth recital to this Agreement.

“March 9, 2000 Warrants” is defined in Section 4.02.

“Material Adverse Change” is defined in Section 8.05(a).

“Material Contracts” means any agreements, contracts or arrangements between the Company or its Subsidiaries, on the one hand, and any third parties, on the other, that are material to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.

“New Equity Contingent Warrants” is defined in the fourth recital to this Agreement.

“New Equity Contingent Warrant Shares” is defined in the fourth recital to this Agreement.

“New Equity Securities” is defined in the fourth recital to this Agreement.

“New Equity Warrant Agreement” is defined in the sixth recital to this Agreement.

“New Equity Warrants” is defined in the fourth recital to this Agreement.

“New Equity Warrant Shares” is defined in the fourth recital to this Agreement.

“NPL” means the National Priorities List under CERCLA.

“Officer” means, with respect to any Person, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the General Counsel of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers of such Person.

“Original Credit Facility” is defined in the ninth recital to this Agreement.

“Original Stockholders Agreement” is defined in the seventh recital to this Agreement.

“Pension Plan” is defined in Section 4.14(b).

“Permits” means all licenses, permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business as presently conducted.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” is defined in Section 4.14(a).

“Preferred Holder Consent” means that certain Consent and Agreement dated as of the date hereof, among the Company and certain holders of the outstanding Company Preferred Stock, substantially in the form attached hereto as Exhibit L.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PUHCA” is defined in Section 4.17.

“Purchase Price” is defined in Section 2.02.

“Purchaser Indemnified Person” is defined in Section 8.02(a).

“Purchasers” is defined in the preamble to this Agreement.

“Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A.

“Rabbi Trust Agreement” is defined in Section 4.02

“Registration Rights and Stockholders Agreement” means that certain Amended and Restated Common Stock Registration Rights and Stockholders Agreement, dated as of February 28, 2001, by and among the Company, the holders of the Bridge Notes and members of the Key Equity Group (as defined therein), substantially in the form attached hereto as Exhibit M.

“Regulation S” means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

“Required Holders” means Holders holding more than 50% of the outstanding Assets.

“RHH” is defined in the first recital to this Agreement.

“RHH Assets” is defined in the third recital to this Agreement.

“RHH Audit Date” means December 31, 1999.

“RHH Common Shares” is defined in the third recital to this Agreement.

“RHH Consent and Agreement” means that certain Consent and Agreement to be dated as of the date hereof, among RHH, the Company and certain of the Purchasers, substantially in the form attached hereto as Exhibit J.

“RHH Credit Agreement Waiver” means a waiver of certain terms of the Loan and Security Agreement, dated as of June 3, 1999, by and among Fleet Capital Corporation, as agent, the lenders party thereto and certain subsidiaries of RHH, substantially in the form attached hereto as Exhibit I.

“RHH Financial Statements” is defined in Section 4.27(d).

“RHH Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or results of operations of RHH and its Subsidiaries, taken as a whole, (b) the ability of the RHH to perform any of its material obligations under any of the Transaction Documents to which it may be a party, or (c) the validity or enforceability of any Transaction Document.

“RHH Preferred Shares” is defined in the third recital to this Agreement.

“RHH Shareholder” means the shareholders of RHH party to the RHH Shareholders Agreement.

“RHH Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of June 3, 1999, among RHH, Johnstown America Industries, Inc., Camillo M. Santomero, III and the other individual investors party thereto as the same may be amended from time to time (including without limitation by the RHH Shareholders’ Amendment).

“RHH Shareholders’ Amendment” means the First Amendment to Shareholders’ Agreement dated as of the date hereof among RHH, the RHH Shareholders and certain of the Purchasers, substantially in the form attached hereto as Exhibit K.

“RHH Shares” is defined in the third recital to this Agreement.

“RHH Shares Relevant Documents” is defined in Section 4.06(e).

“RHH Transfer Excess Amount” is defined in Section 2.02(b).

“Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“sale” is defined in Section 8.02(a).

“Schedules” means each of the schedules attached hereto.

“Securities Act” mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Senior Lender Consent” means that certain Consent and Agreement, dated as of the date hereof, among the Company and the agents and lenders leaders party to the Senior Credit Facility, substantially in the form attached hereto as Exhibit F.

“Share Purchase Agreement” is defined in the first recital to this Agreement.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Securities Act, as such Rule is in effect at the Closing Time.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed as the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stockholders Agreement Amendment” is defined in the seventh recital to this Agreement.

“Subordination Agreement” means the Subordination Agreement, dated as of June 3, 1999, among JAII and certain other parties thereto.

“Subsequent Purchaser” is defined in Section 4.15(a).

“Subsidiary” means, with respect to any Person, (a) any corporation of which the outstanding shares of Voting Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of the shares of Voting Stock are at the time, directly or indirectly, owned by such first named Person.

“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (a) and (c) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. § 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (a) or (b).

“Tax Returns” means all reports, returns and statements with respect to the Taxes of the Company and/or its Subsidiaries, as applicable, including, without limitation, consolidated federal income tax returns of the Company and/or its Subsidiaries, as applicable.

“Transaction Documents” means, collectively, the Basic Documents, the Senior Lender Consent, the Bridge Note Consent and Agreement, the Incremental Bridge Warrant

Agreement, the Incremental Bridge Warrants, the RHH Credit Agreement Waiver, the Registration Rights and Stockholders Agreement, the Preferred Holder Consent and all documents, instruments and agreements related to the Transactions.

“Transactions” is defined immediately following the recitals to this Agreement.

“United States” shall have the meaning assigned to such term in Regulation S.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

1.02. Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided by, and be construed in accordance with, GAAP.

SECTION 2.

AUTHORIZATION, ISSUANCE AND

SALE OF SECURITIES AND SALE OF ASSETS

2.01. Authorization of Issue. The Company has authorized the issue and sale of 465,116 shares of Common Stock, New Equity Warrants to purchase 100,000 shares of Common Stock, New Equity Contingent Warrants to purchase up to 465,116 shares of Common Stock, and the Conversion Option to purchase up to 697,674 shares of Common Stock and Conversion Contingent Warrants to purchase up to 697,674 shares of Common Stock, and has authorized the sale of the CAC and the RHH Shares.

2.02. Sales. (a) On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, at the Closing Time, the Company agrees to sell, convey, transfer and assign to each Purchaser, and each Purchaser, acting severally and not jointly, agrees to purchase from the Company, the aggregate Assets set forth in Schedule A opposite the name of such Purchaser for the purchase price set opposite its name (as to any Asset or Purchaser, the “Purchase Price”).

The Purchase Price paid by certain Purchasers shall be subject to adjustment as provided for in this paragraph. In the event that any Purchaser shall consummate any sale or transfer of any of the RHH Assets purchased by such Purchaser pursuant to this Agreement (other than any sale or transfer (x) to any of such Purchaser’s Affiliates, (y) to any other Purchaser of RHH Assets or any of its Affiliates and (z) which occurs as a result of an exercise of the Conversion Option), (i) to RHH or to any RHH Shareholder, at any time prior to the six month anniversary of the Closing Time, then, to the extent, and only to the extent, that the net proceeds (net of any commissions, fees, discounts, transfer taxes and any other transaction costs (excluding commissions, fees, discounts and other costs paid to any of such Purchasers or their respective Affiliates) but not net of any income taxes payable by such Purchaser as a result of such sale or transfer) received by such Purchaser with respect to such sale or transfer exceeds the product of the percentage of the RHH Assets so sold and $17,500,000 (the amount of such excess, the “RHH Transfer Excess Amount”), such Purchaser shall pay to the Company as additional consideration for the purchase of the Assets an amount equal to twenty percent (20%) of the RHH Transfer Excess Amount, and (ii) to any Person, at any time prior to the first anniversary of the Closing Time (provided that if such Person is RHH and/or an RHH Shareholder, clause (i) and not this clause (ii) shall be controlling if such sale or transfer shall occur prior to the six month anniversary of the Closing Time), then, to the extent, and only to the extent, that the net proceeds (net of any commissions, fees, discounts, transfer taxes and any other transaction costs but not net of any income taxes payable by such Purchaser as a result of such sale or transfer) received by such Purchaser with respect to such sale or transfer exceeds the product of the percentage of the RHH Assets so sold and $20,000,000 (the amount of such excess, the “Excess Amount”), such Purchaser shall pay to the Company as additional consideration for the purchase of the Assets an amount equal to twenty percent (20%) of the Excess Amount. The applicable Purchasers shall provide to the Company true and complete copies of all documentation relating to any sale or transfer of any of the Assets. For purposes of this paragraph, the Company and the Purchasers subject thereto agree that the $17,500,000 and $20,000,000 amounts set forth herein shall be allocated as follows: (i) 70% to the CAC, (ii) 19.33% to the RHH Common Shares and (iii) 10.67% to the RHH Preferred Shares. To the extent Purchasers transfer RHH Assets in a transaction subject to this paragraph, such that the Assets so transferred are of a ratio such that for each RHH Common Share so transferred, one RHH Preferred Share and .04% of the CAC is transferred (such share amounts to be adjusted for any subdivisions, combinations or recapitalizations of Capital Stock), the purchase price for such Assets shall not be disaggregated among the RHH Common Shares, RHH Preferred Shares and the portion of the CAC so transferred.

(b) At the Closing Time, the Company hereby also shall assign to the Purchasers (as set forth in Schedule A) all the rights held by (but none of the obligations of) the Company with respect to the CAC and the RHH Shares under the terms of the Share Purchase Agreement. These rights with respect to the Share Purchase Agreement, the CAC and the RHH Shares shall include, but not be limited to, all rights to indemnification provided in the Share Purchase Agreement with respect to the CAC and the RHH Shares and all rights for breach of contract, fraud, or other remedies at law or in equity available to the Company as a result of its entry into the Share Purchase Agreement and its purchase of the CAC and the RHH Shares. Notwithstanding anything to the contrary contained herein, the Purchasers shall not acquire any liability of the Company created under the terms or provisions of the Share Purchase Agreement or as a result of the Company’s purchase of the CAC and the RHH Shares, including, without limitation, the right of RHH to offset amounts which may be payable in respect of the CAC as a result of the operation of the set-off provisions described in the third and fourth sentences of Section 1.6(b) of the Share Purchase Agreement and the indemnity and set-off provisions of Section 8.7 of the Share Purchase Agreement.

2.03. Closing. The purchase and sale of the Assets pursuant to this Agreement shall occur at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, at 9:00 a.m., New York City time, on February 28, 2001, or such other time as shall be agreed upon by TIP and the Company (such time and date of payment and delivery being herein called the “Closing Time”). At the Closing Time, the Company will deliver or assign (as provided in Section 2.02(b)) to the Purchasers the Assets to be purchased by such Purchaser as set forth in Schedule A, (in the case of securities) in such denominations as such Purchaser may request, dated the Closing Time and registered in such Purchaser’s name, against payment by such Purchaser to the Company or to its order by wire transfer of immediately available funds in the amount of the Purchase Price to be paid by such Purchaser therefor to such bank account or accounts as the Company may request in writing at least two Business Days prior to the Closing Time.

SECTION 3.

CONDITIONS TO CLOSING

Each Purchaser’s several obligation to purchase and pay for the Assets to be purchased by it at the Closing Time is subject to the satisfaction or waiver by each Purchaser prior to or at the Closing Time of each of the conditions specified below in this Section 3:

3.01. Representations and Warranties. Each of the representations and warranties of the Company contained herein that are qualified by reference to a Company Material Adverse Effect or an RHH Material Adverse Effect shall be true and correct when made and as of the Closing Time as if made at the Closing Time (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) and all other representations and warranties of the Company shall be true and correct when made and as of the Closing Time as if made as of the Closing Time (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies as are not reasonably likely to, individually or in the aggregate, result in a Company Material Adverse Effect or an RHH Material Adverse Effect.

3.02. Performance; No Default Under Other Agreements. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and each of the other Transaction Documents (to the extent party thereto) required to be performed or complied with by it prior to or at the Closing Time, and after giving effect to the issue and sale of the Assets and the other Transactions (and the application of the proceeds thereof as contemplated by Section 4.19 hereof and the other Transaction Documents) no default or event of default shall have occurred and be continuing under any of the other Transaction Documents or any material agreement governing indebtedness of the Company or any of its Subsidiaries.

3.03. Compliance Certificates.

(a) Officers’ Certificate. The Company shall have delivered to the Purchasers an Officers’ Certificate (one of the signatories of which shall be the Chief Financial Officer of the Company), dated the Closing Time, in the form of Exhibit 3.03(a) hereto, certifying that the conditions specified in Sections 3.01, 3.02, 3.06, 3.07, 3.08, 3.09, 3.10, 3.11 and 3.12 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to the Purchasers a certificate in the form of Exhibit 3.03(b) hereto certifying as to the Company’s certificate of incorporation, bylaws and resolutions attached thereto, the incumbency and signatures of certain officers of the Company, and other corporate proceedings of the Company relating to the authorization, execution and delivery of the Assets, this Agreement and each of the other Transaction Documents to which the Company is a party.

3.04. Solvency Certificate. The Purchasers shall have received a Solvency Certificate (one of the signatories of which shall be the Chief Financial Officer of the Company), dated the Closing Time, in the form of Exhibit 3.04 hereto, certifying as to the financial condition, solvency and related matters of the Company and its Subsidiaries, taken as a whole, after giving effect to the Transactions, including, without limitation, the sale of the Assets to the Purchasers.

3.05. Opinions of Counsel. Such Purchaser shall have received the favorable opinions in form and substance satisfactory to it, dated the Closing Time, from (a) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, substantially in the form set forth in Exhibit 3.05(a), (b) Kenneth M. Tallering, General Counsel of the Company, substantially in the form set forth in Exhibit 3.05(b), and (c) Willkie Farr & Gallagher, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 3.05(c).

3.06. Changes in Corporate Structure. Neither the Company nor RHH shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other Person at any time following the Company Audit Date and there shall have occurred no event which constitutes a Change of Control of the Company and the Company shall not have entered into any agreement or understanding which, if consummated, would constitute a Change of Control of the Company, other than as contemplated by the Transaction Documents.

3.07. No Adverse Events. (a) Neither the Company nor any of its Subsidiaries nor RHH or any of its Subsidiaries shall have sustained since the Company Audit Date any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and (b) except as contemplated by the Transaction Documents, since the Company Audit Date there shall not have been any material adverse change in the Capital Stock or long-term debt of the Company or any of its Subsidiaries or RHH or any of its Subsidiaries or any change, or any development involving a prospective material adverse change, in or affecting the business, property, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or RHH or any of its Subsidiaries, taken as a whole, as the case may be.

3.08. Financial Information: Capital Structure. (a) Such Purchaser shall have received pro forma consolidated balance sheets for the Company and its Subsidiaries as of the Closing Time after giving effect to the Transactions, including the issuance of the New Equity Securities, the sale of the Assets and the use of the proceeds thereof, which have been certified by the Chief Financial Officer of the Company and which are in form and substance satisfactory to such Purchaser.

(b) The pro forma consolidated capital structure of the Company, after giving effect to the Transactions (including all adjustments permitted by Regulation S-X under the

Securities Act), shall be consistent in all material respects with the projections provided by the Company to the Purchasers on February 1, 2001, as prepared for the Company’s senior bank lenders, and the capital structure contemplated herein.

(c) Such Purchaser shall be reasonably satisfied, based on communications with the management of the Company and the Company’s independent certified accountants, that the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2000 and the related audited consolidated statements of income and cash flows for the year then ended, including the footnotes thereto, certified by the Company’s independent certified public accountants, in such Purchaser’s reasonable judgment, will be consistent in all material respects with the unaudited Company Financial Statements for the same period which were previously delivered by the Company to such Purchaser.

3.09. Proceedings and Documents. All corporate and other proceedings in connection with the Transactions and the other transactions contemplated by this Agreement and the other Transaction Documents, and all documents and instruments incident to such transactions and the terms thereof, shall be reasonably satisfactory to such Purchaser and such Purchaser’s special counsel, and such Purchaser and such Purchaser’s special counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

3.10. Purchase Permitted by Applicable Law. Etc. At the Closing Time, such Purchaser’s purchase of the Assets shall (a) be permitted by the laws and regulations of each jurisdiction to which it is subject and (b) not violate any Applicable Law (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System).

3.11. Transaction Documents in Force and Effect; Information.

(a) Transaction Documents. Such Purchaser shall have received true and correct copies of all Transaction Documents and (i) each such document (A) shall have been duly executed and delivered by the parties thereto (other than by such Purchaser), (B) shall be in form and substance identical to the form of such agreement attached as an Exhibit hereto and (C) shall be valid and legally binding obligations of the parties thereto (other than such Purchaser) enforceable against each of them in accordance with its respective terms, subject to the Enforceability Exceptions and (ii) there shall have been no material amendments, alterations, modifications or waivers of any provision thereof since the date of this Agreement.

(b) Accuracy of Information. All information furnished by the Company to the Purchasers related to the Transactions on or prior to the Closing Time with respect to the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Company and its Subsidiaries or RHH and its Subsidiaries shall be accurate and complete in all material respects.

3.12. No Violation; No Legal Constraints; Consents, Authorizations and Filings, Etc.

(a) The consummation by the Company of the Transactions shall not contravene, violate or conflict with any Applicable Law, except for violations which,

individually or in the aggregate, do not and would not reasonably be expected to have a Company Material Adverse Effect or an RHH Material Adverse Effect.

(b) All waivers, consents, authorizations and filings, if any, required to be made or obtained at or prior to the Closing Time in connection with the execution, delivery and performance by the Company (and each other party thereto (other than such Purchaser)) of the Transaction Documents to which it is a party shall have been obtained or made and shall be in full force and effect, except for such consents, authorizations and filings the failure to obtain or make which, individually or in the aggregate, does not and would not reasonably be expected to have a Company Material Adverse Effect or an RHH Material Adverse Effect. Without limiting the foregoing, the Company and the Purchasers shall have received:

(i) the RHH Consent and Agreement duly executed and delivered by each party thereto (other than, in the case of any Purchaser, such Purchaser, if applicable);

(ii) the RHH Shareholders’ Amendment duly executed and delivered by each party thereto (other than, in the case of any Purchaser, such Purchaser, if applicable);

(iii) the Bridge Note Consent and Agreement duly executed and delivered by each party thereto (other than, in the case of any Purchaser, such Purchaser, if applicable);

(iv) the Preferred Holder Consent duly executed and delivered by each party thereto (other than, in the case of any Purchaser, such Purchaser, if applicable); and

(v) the Senior Lender Consent duly executed and delivered by each party thereto (other than, in the case of any Purchaser, such Purchaser, if applicable).

(c) There shall be no inquiry, injunction, restraining order, action, suit or proceeding pending or entered or any statute or rule proposed, enacted or promulgated by any Governmental Authority or any other Person which, in the reasonable opinion of such Purchaser, (i) individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or an RHH Material Adverse Effect or, except as disclosed in Schedule 4.10, which seeks to enjoin or seek damages against the Company or any of its Subsidiaries, or RHH or any of its Subsidiaries or any of the Purchasers as a result of the Transactions, including the issuance of the New Equity Securities, (ii) relates to any of the Transactions and has or will have a material adverse effect on any Purchaser, (iii) alleges liability on the part of any Purchaser in connection with this Agreement, any other Transaction Documents or the Transactions or any of the other transactions contemplated hereby or thereby or (iv) would bar the issuance of the New Equity Securities, the transfer of the Assets or the use of the proceeds thereof in accordance with the terms of this Agreement and the other Transaction Documents.

3.13. Fairness Opinion. Such Purchaser shall have received the favorable opinion in form and substance reasonably satisfactory to it, dated the Closing Time, from Peter J. Solomon & Co. relating to the fairness from a financial point of view of the consideration to be paid by the Purchasers for the purchase of the RHH Assets.

3.14. Consummation of Transactions. Each of the Purchasers (other than such Purchaser) shall have purchased the Assets listed next to its name on Schedule A hereto at the Closing Time.

3.15. Minimum EBITDA. Such Purchaser shall be reasonably satisfied that consolidated EBITDA (calculated on a basis consistent with Schedule 3.15) of the Company for its most recent four full fiscal quarter period shall equal at least $59 million, and the Company shall provide support for such calculation of a nature that is reasonably satisfactory to each Purchaser.

3.16. Due Diligence. Such Purchaser shall have, prior to the Closing Time, completed a due diligence examination of the Company, RHH and their respective Subsidiaries and the results of such examination shall be reasonably satisfactory to such Purchaser.

3.17. RHH Credit Agreement Waiver. Such Purchaser shall have received true and correct copies of the RHH Credit Agreement Waiver and such document (A) shall have been duly executed and delivered by each of the parties thereto, (B) shall be in form and substance acceptable to such Purchaser and (C) shall be valid and legally binding obligations of the parties thereto enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(a) Representations and Warranties of the Company. The Company represents and warrants to the Purchasers as of the date hereof and as of the Closing Time that:

4.01. Due Incorporation; Power and Authority. The Company and each of its Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, other than any failures to so qualify or to be in good standing which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (c) has all requisite corporate power and authority to own, lease and operate its material properties and to conduct its businesses as they are currently conducted, and (d) has all requisite corporate power and authority to enter into and perform its material obligations under each of the Transaction Documents to which it is a party.

4.02. Capitalization. As of the date of this Agreement, but before giving effect to the transactions contemplated hereby, the authorized Capital Stock of the Company consists solely of (i) 20,000,000 shares of its Common Stock, of which 1,395,348 shares are issued and outstanding and (ii) 400,000 shares of its preferred stock, par value $.01 per share (the “Company Preferred Stock”), of which 78,080 shares are issued and outstanding. No shares of any class of the Capital Stock of the Company were held by the Company in its treasury or by the Company’s Subsidiaries. Except as set forth on Schedule 4.02, since the Company Audit Date, the Company (i) has not issued any shares of any class of its Capital Stock (except as contemplated by this Agreement) and (ii) has not split, combined or reclassified any of its shares of any class of its Capital Stock. All the issued and outstanding shares of Capital Stock of the Company (including the New Equity Securities) have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights. The Common Shares have been duly authorized and upon issuance pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Other than the warrants (the “March 9, 2000 Warrants”) issued pursuant to the warrant agreement, dated as of March 9, 2000, between Transportation Acquisition I Corp. and First Union Bank, as warrant agent and the Exchange and Registration Rights Agreement, dated as of March 9, 2000, there are no securities of the Company or any of its Subsidiaries that are convertible into, or exercisable or exchangeable for, shares of any Capital Stock of the Company or any of its Subsidiaries, and no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock of, or other interests in, the Company or any of its Subsidiaries. Except under the Original Stockholders Agreement (but only prior to the Closing Time) and under the Benefit Trust Agreement, dated as of March 9, 2000, between the Company and First Union National Bank, as Trustee, (the “Rabbi Trust Agreement”), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Company or any of its Subsidiaries; and neither the Company nor any of its Subsidiaries has any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards. Except as set forth on Schedule 4.02, after the Closing Time, neither the Company nor any of its Subsidiaries will have any obligation, to issue, transfer or sell any shares of Capital Stock of the Company or its Subsidiaries. Except as set forth in the Amended Stockholders Agreement and the Rabbi Trust Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting or disposing of Capital Stock of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities (other than the Common Stock, the March 9, 2000 Warrants and the Company Preferred Stock) that entitle the holders thereof to vote with the stockholders of the Company or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote.

4.03. Subsidiaries. Schedule 4.03 correctly states as of the Closing Time (i) the name of each of the Company’s Subsidiaries and any other Person whose Capital Stock is owned, directly or indirectly, by the Company (each, a “Company Equity Investee”), (ii) the name of each holder of each class of outstanding Capital Stock or other securities of the Company or any of its Subsidiaries or any Company Equity Investee and the nature and number of such securities held by such holder, and (iii) the number of authorized, issued and treasury shares of each Subsidiary of the Company and each Company Equity Investee. The Company does not own or control, directly or indirectly, any Capital Stock or other interest or investment (whether equity or debt) in any Person other than the Capital Stock of its Subsidiaries and Company Equity Investees listed on Schedule 4.03. Each issued and outstanding share of Capital Stock of each Significant Subsidiary of the Company (i) has been duly authorized and validly issued and is fully paid and nonassessable and free of preemptive rights and (ii) except for any Capital Stock of any Company Equity Investee not owned directly or indirectly by the Company as shown on Schedule 4.03, is owned by the Company, directly or through

Subsidiaries, free and clear of any Liens, other than the Liens established under the Amended Credit Facility.

4.04. Due Authorization. Execution and Delivery.

(a) Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) Amended Stockholders Agreement. The Amended Stockholders Agreement has been duly authorized by the Company, and, at the Closing Time, will be duly executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(c) New Equity Warrants and New Equity Warrant Shares. The New Equity Warrants have been duly authorized for issuance pursuant to the New Equity Warrant Agreement and, when issued and delivered by the Company, will have been duly executed, issued and delivered by the Company, and will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions. When issued in accordance with the terms and conditions contained in the New Equity Warrant Agreement, upon exercise of the New Equity Warrants, the New Equity Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights. The New Equity Warrant Shares have been duly reserved for issuance in accordance with the terms of the New Equity Warrants and the New Equity Warrant Agreement.

(d) New Equity Warrant Agreement. The New Equity Warrant Agreement has been duly authorized by the Company, and, at the Closing Time, will be duly executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(e) New Equity Contingent Warrants and New Equity Contingent Warrant Shares. The New Equity Contingent Warrants have been duly authorized for issuance pursuant to the Contingent Warrant Agreement and, when issued and delivered by the Company, will have been duly executed, issued and delivered by the Company, and will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions. When issued in accordance with the terms and conditions contained in the Contingent Warrant Agreement, upon exercise of the New Equity Contingent Warrants, the New Equity Contingent Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights. The New Equity Contingent Warrant Shares have been duly reserved for issuance in accordance with the terms of the New Equity Contingent Warrants and the Contingent Warrant Agreement.

(f) Contingent Warrant Agreement. The Contingent Warrant Agreement has been duly authorized by the Company, and, at the Closing Time, will be duly executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(g) Conversion Contingent Warrants and Conversion Contingent Warrant Shares. The Conversion Contingent Warrants have been duly authorized for issuance pursuant to the Contingent Warrant Agreement and, when issued and delivered by the Company, will have been duly executed, issued and delivered by the Company, and will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions. When issued in accordance with the terms and conditions contained in the Contingent Warrant Agreement, upon exercise of the Conversion Contingent Warrants, the Conversion Contingent Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights. The Conversion Contingent Warrant Shares have been duly reserved for issuance in accordance with the terms of the Conversion Contingent Warrants and the Contingent Warrant Agreement.

(h) Conversion Option Shares. When issued in accordance with the terms and conditions contained in the Conversion Option Agreement, upon exercise of the Conversion Option, the Conversion Option Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights. The Conversion Option Shares have been duly reserved for issuance in accordance with the terms of the Conversion Option Agreement.

(i) Conversion Option Agreement. The Conversion Option Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(j) Senior Lender Consent. The Senior Lender Consent has been duly authorized by the Company, and, at the Closing Time, will be duly executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(k) Other Transaction Documents. The Company has duly authorized, executed and delivered each Transaction Document (other than those referred to in paragraphs (a) through (k) of this Section 4.04) to which it is a party and each such Transaction Document constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

4.05. CAC.

(a) The Company is the sole beneficial owner of the CAC acting solely on its own behalf and for its own account, and not as agent or broker, in selling the CAC to the Purchasers.

(b) The Company has all requisite power and authority to sell the CAC to the Purchasers as provided herein, and the sale of the CAC by the Company has been duly authorized by Company. Upon transfer of the CAC by the Company to the Purchasers pursuant to the terms of this Agreement, the Purchasers shall acquire all of the right, title and interest in the CAC free and clear of any Liens (other than any Liens arising from the Purchasers’ ownership of the CAC).

(c) (i) No default by the Company or, to the actual knowledge of the Company, by RHH has occurred and is continuing under the Share Purchase Agreement and (ii) no event or condition has occurred or exists which with notice or lapse of time, or both, might be deemed a default by the Company or, to the actual knowledge of the Company, by RHH under the Share Purchase Agreement. The Company has not received any payments from RHH or any other Person in respect of the CAC.

(d) The Share Purchase Agreement was duly authorized, executed and delivered by the Company and, to the actual knowledge of the Company, RHH, and constitutes a valid and legally binding obligation of the Company and, to the actual knowledge of the Company, RHH, enforceable against the Company and, to the actual knowledge of the Company, RHH in accordance with its terms, subject to the Enforceability Exceptions.

(e) The Company acquired the CAC directly from RHH on June 3, 1999, pursuant to the Share Purchase Agreement. The Company has continuously owned the CAC since the date of its inception pursuant to the Share Purchase Agreement. The Company has delivered to Purchasers true, complete and correct copies of all of the certificates, instruments, documents, agreements and understandings that relate to the CAC or to the Company’s or RHH’s respective rights or obligations (in the case of RHH, to which the Company is a party or of which the Company has actual knowledge) in respect of the CAC (all such certificates, instruments, documents, agreements and understandings are listed on Schedule 4.05(e) hereto (the “CAC Relevant Documents”)); there have been no amendments or waivers entered into in connection with the CAC Relevant Documents, except as disclosed in the CAC Relevant Documents.

(f) The Company has (i) provided all notices (or obtained waivers in respect thereof) and (ii) obtained all consents and approvals (or obtained waivers in respect thereof), as are required under the CAC Relevant Documents in order to fully vest in Purchasers all of the Company’s right, title and interest in, to and under the CAC.

4.06. RHH Shares.

(a) The Company is the sole beneficial owner of the RHH Shares acting solely on its own behalf and for its own account, and not as agent or broker, in selling the RHH Shares to the Purchasers.

(b) The Company has all requisite power and authority to sell the RHH Shares to the Purchasers as provided herein, and the sale of the RHH Shares by the Company has been duly authorized by Company. Upon transfer of the RHH Shares by the Company to the

Purchasers pursuant to the terms of this Agreement, the Purchasers shall acquire good, valid and marketable title to the RHH Shares free and clear of any Liens or other restrictions.

(c) To the actual knowledge of the Company, all the RHH Shares were duly authorized and validly issued, are outstanding and fully paid and non-assessable and were issued free and clear of any Liens or preemptive rights. The Company has not received any dividends, distributions or other payments from RHH or any other Person in respect of the RHH Shares.

(d) To the actual knowledge of the Company, the RHH Shareholders’ Agreement was duly authorized, executed and delivered by RHH and each other party thereto and constitutes a valid and legally binding obligation of RHH and each other party thereto and constitutes a valid and legally binding obligation of RHH and each other party thereto, enforceable against RHH and each other party thereto in accordance with its terms, subject to the Enforceability Exceptions.

(e) The Company acquired the RHH Shares directly from RHH on June 3, 1999, pursuant to the Share Purchase Agreement. The Company has continuously owned the RHH Shares since the date of their issuance and sale to the Company pursuant to the Share Purchase Agreement. The Company has delivered to the Purchasers true, correct and complete copies of copies of all of the certificates, instruments, documents, agreements and understandings relating to the Company’s ownership of the RHH Shares (all such certificates, instruments, documents, agreements and understandings are listed on Schedule 4.06(e) (the “RHH Shares Relevant Documents”)); there have been no amendments or waivers entered into in connection with the RHH Shares Relevant Documents, except as disclosed in the RHH Shares Relevant Documents.

(f) The Company has (i) provided all notices (or obtained waivers in respect thereof) and (ii) obtained all consents and approvals (or obtained waivers in respect thereof), as are required in order to fully vest in Purchasers all of the Company’s right, title and interest in, to and under the RHH Shares.

4.07. Non-Contravention; Authorizations and Approvals. None of the Company nor any of its Subsidiaries is (i) in violation of its certificate of incorporation or bylaws (or comparable constituent or governing documents) or (ii) except as set forth in Schedule 4.07 (such exceptions not to apply at the Closing Time), is in default (or, with the giving of notice, lapse of time or both, would be in default) under any note, bond, mortgage, indenture, deed of trust, loan or credit agreement, license, franchise, Permit, lease, contract or other agreement, instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (including, without limitation, the Company’s existing credit facility), or under which the Company or any of its Subsidiaries or any of their respective properties or assets is entitled to a benefit (each, a “Contract”), except for any such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. None of (a) the execution and delivery by the Company or any of its Subsidiaries of any of the Transaction Documents to which it is a party, (b) the performance by any of them of their respective obligations thereunder, (c) the consummation of the transactions contemplated thereby or (d) the issuance, delivery or transfer of the Assets hereunder will: (i) violate, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws (or comparable constituent or governing documents) of the Company or any of its Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations (including any repurchase or repayment obligations) pursuant to, result in the creation of any Lien, claim or other encumbrance upon any of the properties of the Company or any of its Subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any Contract, except for any such violations, conflicts, breaches, defaults, accelerations, terminations or other matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) except as set forth in Schedule 4.07 (but only prior to the Closing Time), require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, except for those consents, approvals, authorizations, declarations, filings or registrations which have been obtained or made or the failure of which to obtain or make, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; or (iv) violate any Applicable Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for violations which, individually or in the aggregate, have not had and would not reasonable be expect to have a Company Material Adverse Effect.

4.08. Company Financial Statements. The Company has delivered to the Purchasers (collectively, the “Company Financial Statements”) (i) complete and correct copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2000 and the related unaudited consolidated statements of income and cash flows for the year then ended, the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1999 and 1998 and the related audited consolidated statements of income and cash flows for the years then ended, including the footnotes thereto, certified by the Company’s independent certified public accountants, and (ii) complete and correct copies of the unaudited consolidated pro forma balance sheet of the Company and its Subsidiaries as of December 31, 2000, and the unaudited pro forma consolidated statements of operations the year ended December 31, 2000. Each of the balance sheets (other than the pro forma balance sheets) contained in the Company Financial Statements fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income included in the Company Financial Statements fairly presents the consolidated results of operations and income, retained earnings and stockholders’ equity or cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP applied on a consistent basis during the periods involved, except as noted therein. The pro forma financial statements of the Company and its Subsidiaries contained in the Company Financial Statements fairly present the consolidated financial position of the Company and its Subsidiaries, in each case, as of the date and for the periods to which they relate, in each case after giving effect to the Transactions, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the Transactions. All projections provided by the Company to the Purchasers on February 1, 2001, as prepared for the Company’s senior bank lenders, have been prepared in good faith based on assumptions believed by management of the Company to be reasonable (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control and that no assurance can be given that such projections will be realized).

4.09. Absence of Undisclosed Liabilities or Events.

(a) Except as set forth in Schedule 4.09(a), none of the Company or any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent or otherwise, except for (i) liabilities and obligations in the respective amounts reflected or reserved against in the consolidated balance sheet as of the Company Audit Date included in the Company Financial Statements, (ii) borrowings under the Company’s existing revolving credit facility in the ordinary course of business, (iii) liabilities and obligations incurred in the ordinary course of business since the Company Audit Date which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and (iv) liabilities and obligations under the Transaction Documents.

(b) Except as set forth in Schedule 4.09(b), (i) since the Company Audit Date there has been no change in the business, property, assets, condition (financial or otherwise), or results of operations of the Company or its Subsidiaries except for changes that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect and (ii) there are no facts known to the Company that have had or would reasonably be expected to have a Company Material Adverse Effect that have not been set forth herein or in the Disclosure Schedule.

4.10. No Actions or Proceedings. Except as set forth in Schedule 4.10, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened against or affecting the Company, any of its Subsidiaries, any of their respective directors or officers (in their capacities as such) or any of their respective properties or assets which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or would prohibit, delay or materially restrict the consummation of any of the Transactions or the other transactions contemplated by this Agreement and the other Transaction Documents. To the best knowledge of the Company, no Governmental Authority has notified the Company or any of its Subsidiaries of an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries, except for those investigations or reviews which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

4.11. Title to Properties. Except as set forth in Schedule 4.11, each of the Company and its Subsidiaries has (a) good and marketable title to and fee simple ownership of, or a valid and subsisting leasehold interest in, all of its real property, and (b) good title to, or a valid and subsisting leasehold interest in, all of its equipment and other personal property, in each case free and clear of all Liens (other than (i) Liens permitted under the terms of the Company’s existing credit facility (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in good faith and subject to the establishment of appropriate reserves therefor or (iii) Liens related to Taxes not yet due or payable or which are being contested in good faith, in each case which do not, individually or in the aggregate, materially detract from the value or impair the present use or operation of, or access to, the property subject thereto). Each of the Company and its Subsidiaries has paid or discharged, or reserved for, all lawful claims or encumbrances which, if unpaid, might become a Lien (other than Liens described in clauses (i), (ii) and (iii) of the immediately preceding sentence) against any property or assets of the Company or any of its Subsidiaries.

4.12. Intellectual Property Rights. Except as set forth in Schedule 4.12, each of the Company and its Subsidiaries owns or possesses all Intellectual Property reasonably necessary to conduct its businesses as now conducted, except where the expiration or loss of any of such Intellectual Property, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the best knowledge of the Company, (a) there is no infringement of, or conflict with, such Intellectual Property by any third party and (b) the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe or conflict with any Intellectual Property of any third party, in each case other than any such infringements or conflicts which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

4.13. Taxes. Except as set forth in Schedule 4.13 and except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed at or before the Closing Time by or with respect the Company or any of its Subsidiaries, have been or will be timely filed at or before the Closing Time, and all such Tax Returns are or will be true and complete in all material respects;

(b) all Taxes shown to be due on the Tax Returns referred to in clause (a) and all other Taxes due and payable through to the Closing Time have been or will be timely paid in full;

(c) adequate provision has been made for the payment of Taxes for which the Company or any of its Subsidiaries may be liable with respect to periods ending on or prior to the Closing Time that are not due and payable until after the Closing Time;

(d) the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired;

(e) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or are being contested in good faith and have been adequately reserved for in accordance with GAAP;

(f) no examination or audit of any of the Tax Returns referred to in clause (a) is in progress or is currently pending;

(g) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or any of its Subsidiaries;

(h) none of the Company or any of its Subsidiaries has been required, as a result of (i) a change in accounting method to include any adjustment under Section 481 (c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period ending at or after the Closing Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period ending at or after the Closing Time;

(i) there are no Liens, other than Liens for Taxes not yet due and payable, on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(j) neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return;

(k) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries;

(l) none of the Company or any of its Subsidiaries or any predecessors to any of such entities has made any consent under Section 341 of the Code with respect to the Company or any of its Subsidiaries;

(m) there are no Tax sharing or indemnity agreements or arrangements to which the Company or any of its Subsidiaries is a party;

(n) none of the Company or any of its Subsidiaries has made an election under Section 341(f) of the Code (or any similar provision of state, local or foreign law);

(o) none of the Company or any of its Subsidiaries is a “United States real property holding corporation,” within the meaning of Section 897 of the Code.

4.14. Employee Benefit Plans.

(a) There has been no failure by any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes (each a “Plan”) to comply with the applicable requirements of ERISA and the Code other than any such failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no material pending or, to the knowledge of the Company threatened, litigation relating to the Plans. None of the Company or any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001 (a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of the Company, any of its Subsidiaries or any ERISA Affiliate has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(c) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401 (a)(29) of the Code.

(d) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

(e) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan, except as required by applicable law or as set forth on Schedule 4.14(e). The Company or its Subsidiaries, as applicable, may amend or terminate any such Plan at any time without incurring any liability thereunder.

4.15. Private Offering; No Integration or General Solicitation.

(a) Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5 hereof and with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the New Equity Securities or RHH Shares to the applicable Purchasers and to any Person to whom any such Purchaser sells any of such securities (each, a “Subsequent Purchaser”) in the manner contemplated by this Agreement to register such securities under the Securities Act.

(b) The Company has not, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the New Equity Securities or RHH Shares and require such securities to be registered under the Securities Act. None of the Company, its Affiliates or any Person acting on its or any of their behalf (other than the

Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the New Equity Securities or RHH Shares. Notwithstanding the definition of the term “Affiliate” in Section 1.01, for purposes of this Section 4.15 (b), the Purchasers (and any of their Affiliates) shall be deemed to be Affiliates of the Company.

4.16. Eligibility for Resale Under Rule 144A. The New Equity Securities and RHH Shares are each eligible for resale pursuant to Rule 144A and will not, at the Closing Time, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

4.17. Status Under Certain Statutes. None of the Company or any of its Subsidiaries is or, after receipt of payment for the Assets and the consummation of the other transactions contemplated by the Transaction Documents, will be (a) subject to regulation under the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), the Federal Power Act or the Interstate Commerce Act, each as amended, (b) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company, or (c) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company,” within the meaning of PUHCA.

4.18. Insurance. Each of the Company and its Subsidiaries are insured by financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction and acts of vandalism, except where the failure to have such insurance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.19. Use of Proceeds; Margin Regulations. The Company will apply the proceeds from the sale of the Assets to refinancing existing indebtedness of the Company and to pay fees and expenses incurred in connection therewith.

4.20. Existing Indebtedness; Future Liens. The Company and its Subsidiaries have no indebtedness, and after the consummation of the Transactions will have no indebtedness, other than as set forth in Schedule 4.20. Except as set forth in Schedule 4.20, neither the Company nor any of its Subsidiaries is in default, and no waiver of default is currently in effect, in the payment of the principal of or interest on any indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any indebtedness of the Company or any of its Subsidiaries that would permit (or that with notice, lapse of time or both, would permit) any Person to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Neither the Company nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its material property or assets, whether now owned or hereafter acquired, to be subject to a Lien that would be prohibited by the Transaction Documents.

4.21. Compliance with Laws; Permits; Environmental Matters. Except as provided in Schedule 4.21 and except as would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries has complied during the past three years, and is in compliance, in all material respects with all Applicable Laws and has all Permits material to, and necessary in, the conduct of its business as currently conducted and all such Permits are in full force and effect, (b) no violations have been recorded in respect of any such Permits, and no proceeding is pending or, to the best knowledge of the Company, threatened to revoke or limit any Permit, (c) all past Environmental Actions have been resolved without current obligations or costs, and to the Company’s knowledge no circumstances exist that could reasonably be expected to (i) form the basis of an Environmental Action against the Company or any of its Subsidiaries or to the Company’s knowledge any of their respective properties or (ii) cause any such properties to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, (d) (i) none of the properties currently or, to the best knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, (ii) to the best knowledge of the Company, there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated or disposed on any property currently owned or operated by the Company or any of its Subsidiaries or on any property formerly owned or operated by the Company or any of its Subsidiaries, (iii) there is no asbestos or asbestos-containing material requiring removal or encapsulation on any property currently owned or operated by the Company or any of its Subsidiaries, and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the best knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, and (e) all Hazardous Materials transported to or from any property currently or, to the best knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries have been disposed of in compliance with applicable Environmental Laws. The parties acknowledge that, as to environmental matters, the representation and warranty in this Section 4.21 shall be deemed made as of March 9, 2000, and the Closing Time, and, in that respect, the Company may supplement Schedule 4.21 by delivering to each Purchaser such supplement in writing prior to the Closing Time, such supplement to apply only to this representation and warranty (as given at the Closing Time) in respect of environmental matters and to be reasonably acceptable to each Purchaser.

4.22. Solvency. The Company and its Subsidiaries, taken as a whole, are, and after giving effect to the Transactions will be, Solvent.

4.23. Affiliate Transactions. Except as disclosed in Schedule 4.23: (a) there is no material indebtedness between the Company or any of its Subsidiaries, on the one hand, and any officer, stockholder, director or Affiliate (other than the Company or any of its Subsidiaries) of the Company, on the other, (b) no such officer, stockholder, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company or any of its Subsidiaries which, individually or in the aggregate, are material to the business, property, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (c) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services, or facilities to any such officer, stockholder, director or Affiliate which, individually or in the aggregate, are material to the business, property, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (d) neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any material investment in or issued by any such officer, director or Affiliate, and (e) no such officer, stockholder, director or Affiliate has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries competes or has a business relationship which is material to the Company or any of its Subsidiaries, taken as a whole (excluding for purposes of this clause (e) investments in publicly held companies of which such officer, stockholder, director or Affiliate holds less than one percent of the voting stock).

4.24. Material Contracts. Except as described on Schedule 4.24, as of the Closing Time each Material Contract is in full force and effect and no material defaults enforceable against the Company or any of its Subsidiaries currently exist thereunder. To the best knowledge of the Company, no party to any Material Contract has notified the Company that it intends to terminate such Material Contract.

4.25. Brokerage Fees. Except as disclosed in Schedule 4.25, neither the Company nor any of its Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder’s fees in connection with the transactions contemplated hereby or by any other Transaction Documents.

4.26. Absence of Labor Dispute. Except as disclosed on Schedule 4.26, no labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the best knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent strike, work stoppage, lock out or slowdown by the employees, principal suppliers, manufacturers, customers or contractors of the Company or any of its Subsidiaries, which, in any case, would reasonably be expected to have a Company Material Adverse Effect.

4.27. Representations and Warranties Relating to RHH.

(a) Due Incorporation; Power and Authority. To the actual knowledge of the Company, RHH and each of its Subsidiaries (i) has been duly incorporated or otherwise formed, is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) is duly qualified as a foreign entity to transact business and is in good standing in each jurisdiction in which such qualification is required, other than any failures to so qualify or to be in good standing which, individually or in the aggregate, have not had and would not reasonably be expected to have an RHH Material Adverse Effect, and (iii) has all requisite power and authority to own, lease and operate its material properties and to conduct its businesses as they are currently conducted.

(b) Capitalization. To the actual knowledge of the Company, the authorized Capital Stock of RHH consists solely of (i) 100,000 shares of its Class A Voting Common Stock, par value $.01 per share, of which 11,160 shares are issued and outstanding, (ii) 100,000 shares of its Class B Non-Voting Common Stock, par value $.01 per share, of which 1,340 shares are issued and outstanding, (iii) 100,000 shares of its Series A Voting Preferred Stock, par value $500.00 per share, of which 8,660 shares are issued and outstanding and (iv) 100,000 shares of its Series B Non-Voting Preferred Stock, par value $500.00 per share, of which 3,840 shares are issued and outstanding.

(c) RHH Consent and Agreement. To the actual knowledge of the Company, the RHH Consent and Agreement has been duly authorized, executed and delivered by RHH and constitutes a valid and legally binding obligation of RHH, enforceable against RHH in accordance with its terms, subject to the Enforceability Exceptions.

(d) RHH Financial Statements. The Company has delivered to the Purchasers (collectively, the “RHH Financial Statements”) (i) complete and correct copies of the unaudited consolidated balance sheet of RHH and its Subsidiaries as of December 31, 2000 and the related unaudited consolidated statements of income and cash flows for the year then ended, and (ii) the audited consolidated balance sheets of RHH and its Subsidiaries as of December 31, 1999 and 1998 and the related audited consolidated statements of income and cash flows for the years then ended, including the footnotes thereto, certified by RHH’s independent certified public accountants. To the actual knowledge of the Company, each of the balance sheets contained in the RHH Financial Statements fairly presents the consolidated financial position of RHH and its Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in the RHH Financial Statements fairly presents the consolidated results of operations and income, retained earnings and stockholders’ equity or cash flows, as the case may be, of RHH and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP applied on a consistent basis during the periods involved, except as noted therein.

(e) Absence of Undisclosed RHH Liabilities or Events.

(i) To the actual knowledge of the Company, none of RHH or any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent or otherwise, except for (i) liabilities and obligations in the respective amounts reflected or reserved against in the consolidated balance sheet as of the RHH Audit Date included in the RHH Financial Statements, (ii) borrowings under RHH’s existing revolving credit facility in the ordinary course of business and (iii) liabilities and obligations incurred in the ordinary course of business since the RHH Audit Date which, individually or in the aggregate, have not had and would not reasonably be expected to have an RHH Material Adverse Effect.

(ii) (A) To the actual knowledge of the Company, since the RHH Audit Date there has been no change in the business, property, assets, condition (financial or otherwise), or results of operations of RHH or its Subsidiaries except for changes that, individually or in the aggregate, have not had or would not reasonably be expected to have an RHH Material Adverse Effect and (B) there are no facts actually known to the Company that have had or would have an RHH Material Adverse Effect.

(f) Non-Contravention; Authorizations and Approvals. To the actual knowledge of the Company, the consummation of the sale of the Assets to the Purchasers and the execution and performance of each of the Transaction Documents to which RHH is a party will not: (i) violate, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws (or comparable constituent or governing documents) of RHH or any of its Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations (including any repurchase or repayment obligations) pursuant to, result in the creation of any Lien upon any of the properties of RHH or any of its Subsidiaries under, or result in their being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, loan or credit agreement, license, franchise, Permit, lease, contract or other agreement, instrument, commitment or obligation to which RHH or any of its Subsidiaries is a party or by which RHH or any of its Subsidiaries or any of their respective properties or assets, as the case may be, is bound, or under which RHH or any of its Subsidiaries or any of their respective properties or assets, as the case may be, is entitled to benefit, (iii) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any third party, except for those consents, approvals, authorizations, declarations, filings or registrations which have been obtained or made; or (iv) violate any Applicable Laws applicable to RHH or any of its Subsidiaries or any of their respective properties or assets.

(g) To the Company’s actual knowledge, the Company has no reason to believe that any of the representations and warranties given by RHH in the Share Purchase Agreement are incorrect in any material respect.

SECTION 5.

REPRESENTATIONS OF THE PURCHASERS

Each Purchaser severally and not jointly represents and warrants to the Company as of the date hereof and as of the Closing Time as follows:

5.01. Purchase for Investment.

(a) Such Purchaser is acquiring the New Equity Securities and the RHH Shares, as applicable, for its own account, for investment and not with a view to any distribution thereof in violation of applicable securities laws.

(b) Such Purchaser understands that (i) the New Equity Securities and the RHH Shares have not been registered under the Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) the New Equity Securities and the RHH Shares may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act.

(c) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(d) Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement.

(e) Such Purchaser is an Accredited Investor.

5.02. Investment Experience. Such Purchaser’s financial condition and investments are such that it is in a position to hold the New Equity Securities and the RHH Shares, as applicable, for an indefinite period, bear the economic risks of the investment and withstand the complete loss of the investment. Each Purchaser has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of such securities to be purchased hereby.

5.03. Current Ownership; No Stockholder Agreements. Other than as contemplated by or disclosed in the Stockholders Agreement, such Purchaser has not entered into any agreements, arrangements or understandings relating to the voting or disposition of the New Equity Securities or the RHH Shares.

5.04. Binding Agreements. This Agreement and each Transaction Document to which it is a party constitutes a valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

SECTION 6.

COVENANTS

6.01. Further Assurances. (a) Each party shall, upon the reasonable request of another party hereto, execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of this Agreement.

(b) The Company will not provide any holder of the CAC or the RHH Shares with any benefits or rights relating to such Person’s ownership of CAC and/or RHH Shares, as the case may be, without providing each other holder of CAC and/or RHH Shares with the same benefits and/or rights and on the same terms as provided to each other holder.

6.02. Additional Company Information; Monthly Financial Statements.

(a) For the benefit of holders and beneficial owners from time to time of the Assets, the Company shall, upon the request of any such Holder, furnish, at its expense, to Holders and beneficial owners of the New Equity Securities and prospective purchasers of such New Equity Securities information satisfying the requirements of subsection (d)(4) of Rule 144A.

(b) As soon as available but in any event within thirty (30) days after the end of each month the Company will provide each Purchaser that is a holder of New Equity Securities, duplicate copies of:

(i) consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such month, and

(ii) consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries for such month and for the portion of the fiscal year ending with such month, in each case setting forth in comparative form the figures for the corresponding periods in the prior fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to periodic financial statements generally.

6.03. Cooperation in Litigation; Enforcement of Rights.

(a) Each party shall fully cooperate in all reasonable respects with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter or after the Closing Time which relates to the Assets (other than litigation between any Purchaser and/or its Affiliates or assignees, on the one hand, and the Company and/or its Affiliates or assignees, on the other hand, arising out of the transactions contemplated by this Agreement).

(b) If the applicable Purchasers are for any reason unable to assert or otherwise enforce directly against RHH any of the rights under the Share Purchase Agreement assigned to the Purchasers, the Company agrees to promptly so assert and enforce such rights on behalf of such Purchasers and in accordance with such Purchasers’ directions upon receipt of (1) a written request to that effect from any such Purchaser, and (2) an undertaking from such Purchaser to indemnify the Company for all reasonable out-of-pocket expenses incurred by the Company in any such activities undertaken at the request of such Purchasers.

6.04. Taxes. All Taxes attributable to the sale of the Assets by the Company to the Purchasers as contemplated by this Agreement will be paid by the Company. Neither the Purchasers nor the Company makes any representations regarding the Tax consequences of the transactions contemplated by this Agreement or by the other Transaction Documents.

6.05. Share Purchase Agreement.

(a) The Company shall not amend, modify or waive any provision of the Share Purchase Agreement or enter into any agreement in respect thereof which may directly or indirectly adversely affect the rights of any Purchaser in the CAC without the prior written consent of each such Purchaser and each subsequent holder of the CAC, which consent may be withheld by each such Purchaser and such subsequent holder in its sole discretion.

(b) The Company shall not amend, modify or waive any provision of the Subordination Agreement or the Distribution Agreement or enter into any agreement in respect thereof which may directly or indirectly adversely affect the rights of any Purchaser in the CAC, without the prior written consent of each such Purchaser and each subsequent holder of the CAC, which consent may be withheld by each such Purchaser and such subsequent holder in its sole discretion.

6.06. Amended Stockholders Agreement. The Company shall comply with all provisions and obligations of the Amended Stockholders Agreement and shall comply with all applicable federal and state securities laws in connection therewith.

6.07. No Integration. The Company agrees that it shall not and (to the extent within its control) it shall cause its Affiliates not to make any offer or sale of securities of any class of the Company if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (a) the sale of the New Equity Securities or RHH Shares by the Company to the Purchasers, (b) the resale of such securities by the Purchasers to Subsequent Purchasers or (c) the resale of such securities by such Subsequent Purchasers to others) any applicable exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or Regulation S thereunder or otherwise.

6.08. Restriction on Repurchases. Until the expiration of one year after the original issuance of the New Equity Securities, the Company shall not, and shall cause its Affiliates not to, purchase or agree to purchase or otherwise acquire any such securities which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the Securities Act), whether as beneficial owner or otherwise unless, immediately upon any such purchase, the Company or any Affiliate shall cause such securities to be canceled or shall not resell such securities until the expiration of such period. Notwithstanding the definition of the term “Affiliate” in Section 1.01, for purposes of this Section 6.08, the Purchasers (and any of their Affiliates) shall be deemed to be Affiliates of the Company.

6.09. Basic Documents. Each party hereto (other than such Purchaser) shall, at or before the Closing Time, execute and deliver to each other applicable party hereto each Transaction Document to which it is to be a party, as contemplated hereby.

SECTION 7.

TRANSFER OF NEW EQUITY SECURITIES

7.01. Form of Legend for the New Equity Securities. Unless otherwise permitted by Section 7.02, every New Equity Security issued and delivered hereunder shall bear a legend in substantially the following form:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF

THE PURCHASE AGREEMENT, DATED AS OF FEBRUARY 20, 2001 (THE “PURCHASE AGREEMENT”), AMONG TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. (THE “COMPANY”) AND THE PURCHASERS NAMED THEREIN. A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

7.02. Transfer Restrictions.

(a) No New Equity Security may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition is herein referred to as a “sale”), except in compliance with this Section 7.02. A Holder may sell New Equity Securities to a transferee, provided that such transferee agrees in writing to be bound by the terms of (i) the Amended Stockholders Agreement, and (ii) in the event such transferee purchases such an amount of Common Stock from the transferring Holder so that the transferring Holder would no longer be able to fulfill its obligations under the Management Option Agreement, the Management Option Agreement, in each case for so long as such agreements are in effect.

(b) A Holder may sell any New Equity Security to a transferee that is an Accredited Investor or a Qualified Institutional Buyer; provided, however, that such Holder give prior written notice to the Company of its intention to sell such security and that each of the following conditions is satisfied:

(i) such Holder or transferee represents that it is acquiring such security for its own account and that it is not acquiring such security with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof, but subject, nevertheless, to the disposition of its property being at all times within its control; and

(ii) such transferee agrees to be bound by the provisions of this Section 7.02 with respect to any resale of such securities.

(c) A Holder may sell its New Equity Securities to a transferee in accordance with Regulation S under the Securities Act; provided, however, that each of the following conditions is satisfied:

(i) the offer of such securities is not made to a Person in the United States;

(ii) either:

(A) at the time the buy order is originated, the transferee is outside the United States or the Holder and any Person acting on its behalf reasonably believes that the transferee is outside the United States, or

(B) the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the Holder nor any

Person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

(iii) no directed selling efforts are made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S under the Securities Act, as applicable; and

(iv) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(d) In the event of a proposed exercise or sale that does not qualify under either Section 7.02(b) or 7.02(c) above, a Holder may sell its New Equity Securities only if:

(i) such Holder gives written notice to the Company of its intention to exercise or effect such sale, which notice (A) shall describe the manner and circumstances of the proposed transaction in reasonable detail and (B) shall designate the counsel for such Holder, which counsel shall be reasonably satisfactory to the Company;

(ii) counsel for the Holder shall render an opinion, to the effect that such proposed sale may be effected without registration under the Securities Act; and

(iii) such Holder or transferee complies with Sections 7.02(b)(i) and 7.02(b)(ii).

SECTION 8.

EXPENSES, INDEMNIFICATION AND

CONTRIBUTION, AND TERMINATION

8.01. Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable and documented attorneys’ and accountants’ fees and disbursements) incurred by the Purchasers or any holder of an Asset in connection with the preparation of the Basic Documents and in connection with any amendments, waivers or consents under or in respect of this Agreement, the other Basic Documents or the Assets (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the Purchasers’ reasonable and documented out-of-pocket expenses in connection with the Purchasers’ examinations and appraisals of the Company’s and RHH’s properties, books and records, (b) the costs and expenses incurred in enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement, the other Basic Documents or the Assets or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the other Basic Documents or the Assets, or by reason of being a holder of any Assets and (c) the costs and expenses, including reasonable and documented consultants’ and advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any of its Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby, by the other Basic Documents or by the Assets. The Company will pay, and will save the Purchasers and each other holder of an Asset harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders in relation to the Transactions.

8.02. Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless (i) each Purchaser, (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any such Person referred to in clause (i) (any of the Persons referred to in this clause (ii) being referred to herein as a “Controlling Person”) and (iii) the respective officers, directors, managing directors, stockholders, partners, employees, representatives, trustees, fiduciaries, and agents of any Person referred to in clause (i) or any such Controlling Person (any such Person referred to in clause (i), (ii) or (iii), a “Purchaser Indemnified Person”) against any losses, claims, damages or liabilities, joint or several, to which such Purchaser Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) in whole or in part any inaccuracy in any of the representations and warranties of the Company contained herein or (ii) in whole or in part any failure of the Company to perform its obligations hereunder and will reimburse each such Purchaser Indemnified Person for any legal and other expenses incurred by such Purchaser Indemnified Person in connection with investigating or defending any such action or claims as such expenses are incurred. The indemnity agreement set forth in this Section 8.02(a) shall be in addition to any liabilities that the Company may otherwise have.

(b) Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless (i) the Company, (ii) each Controlling Person of the Company and (iii) the respective officers, directors, employees, representatives and agents of the Company or any such Controlling Person (any such Person referred to in clause (i), (ii) or (iii), a “Company Indemnified Person”) against any losses, claims, damages or liabilities, joint or several, to which such Company Indemnified Person may become subject, under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based, in whole or in part, upon any inaccuracy in any of the representations and warranties of such Purchaser or the failure of such Purchaser to perform its obligations hereunder; and will reimburse the Company Indemnified Persons for any legal and other expenses reasonably incurred by the Company Indemnified Persons in connection with investigating or defending any such actions or claims as such expenses are incurred; provided, however, that the liability of any Purchaser pursuant to this Section 8.02(b) shall not exceed the cash purchase price paid or payable by such Purchaser for all Assets purchased or to be purchased pursuant to this Agreement. The indemnity agreement set forth in this Section 8.02(b) shall be in addition to any liabilities that each Purchaser may otherwise have.

8.03. Notifications and Other Indemnification Procedures. Promptly after receipt by a Purchaser Indemnified Person or a Company Indemnified person (each, an “Indemnified Person”) of notice of the commencement of any action, such Indemnified Person shall, if a claim in respect thereof is to be made against an indemnifying party under Section 8.02(a) or 8.02(b), as applicable, notify such indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Person otherwise than under Section 8.02(a) or 8.02(b), as applicable, or to the extent it is not materially prejudiced as a proximate result of such failure. In case any such action is brought against any Indemnified Person and it shall notify an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it shall elect within 30 days after receiving any such notification jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnified Person (who shall not, except with the consent of the Indemnified Person, which consent shall not be unreasonably withheld, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified Person of its election so to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Person under such paragraph for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Person, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless (i) the Indemnified person shall have been advised by counsel that representation of the Indemnified Person by counsel provided by the indemnifying party would be inappropriate due to actual or potential conflicting interests between the indemnifying party and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the indemnifying party, (ii) the indemnifying party shall have authorized in writing the employment of counsel for the Indemnified Person at the expense of the indemnifying party or (iii) the indemnifying party shall have failed to assume the defense or retain counsel reasonably satisfactory to the Indemnified Person; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, except to the extent that local counsel, in addition to their regular counsel, is required in order to effectively defend against such action or proceeding. No indemnifying party shall, without the written consent of the Indemnified Person, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

8.04. Survival. Subject to Section 9.11, the obligations of the Company under this Section 8 will survive the payment or transfer of any Security, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.

8.05. Termination.

(a) The Purchasers may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been since the time of execution of this Agreement or since the Company Audit Date, a material adverse change in the rights or remedies of the Purchasers, or the ability of the Company to perform its obligations to the Purchasers, or in the business, property, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Change”); (ii) if trading in securities generally on the New York Stock Exchange, American Stock Exchange or Ontario Stock Exchange shall have been suspended; minimum or maximum prices shall have been established on any such exchange; (iii) if a banking moratorium shall have been declared by New York or United States authorities; or (iv) if there shall have been (A) an outbreak or escalation of material hostilities between the United States and any foreign power or (B) an outbreak or escalation of any other material insurrection or armed conflict involving the United States or any other national or international calamity or emergency or (C) any material change or disruption in the general financial banking or capital markets of the United States which, in each case, in the reasonable judgment of the Purchasers would materially and adversely affect or impair the ability to sell or place the Assets.

(b) Liabilities. If this Agreement is terminated pursuant to this Section 8.05, such termination shall be without liability of any party to any other party except as provided in Section 8.01 hereof, and provided further that Sections 8.01, 8.02, 8.03, 8.04, 9.08 and 9.11 shall survive such termination and remain in full force and effect.

SECTION 9.

MISCELLANEOUS

9.01. Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service (other than the United States postal service) or (d) the seventh Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

(i) if to a Purchaser or its nominee, to the Purchaser or its nominee at the address specified for such communications in Schedule A, with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019-6099, attention: Laurence D. Weltman, Esq. and to Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005-1702, attention: Roger Meltzer, Esq., or at such other address as the Purchaser or its nominee shall have specified to the Company in writing; or

(ii) if to any other holder of Assets, to such holder at the address of such holder appearing in the security register or such other address as such other holder shall have specified to the Company in writing; or

(iii) if to the Company, to Transportation Technologies Industries, Inc., 980 North Michigan Avenue, Suite 1000, Chicago, Illinois 60611, attention: Thomas M. Begel, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square,

New York, New York 10036, attention: Joseph A. Coco, Esq., or at such other address as the Company shall have specified to each holder of Assets in writing.

9.02. Benefit of Agreement; Assignments and Participations. Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns (including, without limitation, any subsequent holder of an Asset) whether so expressed or not; provided, however, that the Company may not assign and transfer any of its rights or obligations without the prior written consent of the other parties hereto and each such subsequent holder.

Except as provided in Section 8.02, nothing in this Agreement or in the Assets, express or implied, shall give to any Person other than the parties hereto, their successors and assigns and the holders from time to time of the Assets any benefit or any legal or equitable right, remedy or claim under this Agreement.

9.03. No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto or any holder of Assets in exercising any right, power or privilege hereunder or under the Assets and no course of dealing between the Company and any other party or holder of Assets shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Assets preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Assets are cumulative and not exclusive of any rights or remedies which the parties or holders of Assets would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the holders of Assets to any other or further action in any circumstances without notice or demand.

9.04. Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with (and only with) the written consent of the Company and the Purchasers. No amendment or waiver of this Agreement will extend to or affect any obligation or agreement not expressly amended or waived or thereby impair any right consequent thereon. As used herein, the term this “Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

9.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

9.06. Reproduction. This Agreement, the other Transaction Documents and all documents relating, hereto and thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers and the

Company at the Closing Time (except certificates representing the New Equity Securities or the RHH Shares), and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. The Purchasers and the Company agree and stipulate that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 9.06 shall not prohibit the Purchasers, the Company, any other party hereto or any holder of Assets from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

9.07. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

9.08. Governing Law; Submission to Jurisdiction; Venue.

(a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b) If any action, proceeding or litigation shall be brought by any party hereto or any holder of Assets in order to enforce any right or remedy under this Agreement or any of the Assets, the Purchasers and the Company hereby consent and will submit to the non-exclusive jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. THE PURCHASERS AND THE COMPANY HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, BUT NOT LIMITED TO, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION, PROCEEDING OR LITIGATION IN SUCH JURISDICTION. THE PURCHASERS AND THE COMPANY FURTHER AGREE NOT TO BRING ANY ACTION, PROCEEDING OR LITIGATION ARISING OUT OF THIS AGREEMENT, THE ASSETS OR ANY OTHER TRANSACTION DOCUMENT IN ANY STATE OR FEDERAL COURT OTHER THAN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING WITHIN THE AREA COMPRISING THE SOUTHERN DISTRICT OF NEW YORK ON THE DATE OF THIS AGREEMENT.

(c) The Purchasers and the Company hereby irrevocably designate CT Corporation System at an address in New York City designated at the Closing Time as the designee, appointee and agent of the Purchasers and the Company to receive, for and on behalf of such party, service of process in such jurisdiction in any action, proceeding or litigation with respect to this Agreement, the Assets or any of the other Transaction Documents. It is understood that a copy of such process served on such agent will be promptly forwarded by mail to the applicable party at its address set forth in Schedule A, but the failure of the Purchaser or the Company to have received such copy shall not affect in any way the service of such process. The Purchasers and the Company further irrevocably consent to the service of process of any of the aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Purchasers or the Company or at its said address, such service to become effective thirty (30) days after such mailing.

(d) Nothing herein shall affect the right of any holder of an Asset to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction. If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

(e) THE PURCHASERS AND THE COMPANY HEREBY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, ANY OF THE SECURITIES.

9.09. Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

9.10. Entirety. This Agreement together with the other Transaction Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Transaction Documents or the transactions contemplated herein or therein.

9.11. Survival of Representations and Warranties. All representations and warranties and covenants and indemnities made by the Company herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Assets and the payment of the Assets and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers or any other Holder that is Affiliated with the Purchasers. All statements contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.

9.12. Incorporation. All Exhibits and Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

9.13. Interpretation. The provisions of this Agreement shall be interpreted and construed in accordance with the fair meanings, and not strictly for or against either party, regardless of which party may have drafted this Agreement or any specific provision hereof.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

/s/ Transportation Technologies Industries, Inc.

TRANSPORTATION INVESTMENT PARTNERS L.L.C.

/s/ Transportation Investment Partners LLC

CARAVELLE INVESTMENT FUND, L.L.C.
By: Caravelle Advisors, L.L.C. its Investment Manager and Attorney-in-Fact

/s/ Caravelle Investment Fund, LLC

C+H ENTERPRISES GROUP, INC.

By:	/s/ Fred Culbreath
Name: Fred Culbreath
Title: Partner

/s/ Thomas M. Begel
Thomas M. Begel

/s/ Camillo M. Santomero III
Camillo M. Santomero III

CARAVELLE INVESTMENT FUND, L.L.C. By: Caravelle Advisors, L.L.C., its Investment Manager and Attorney-in-Fact

/s/ Caravelle Investment Fund, L.L.C.

C+H ENTERPRISES GROUP, INC.

By:	/s/ Fred Culbreath
	Name:	Fred Culbreath
	Title:	Partner

/s/ Thomas M. Begel
Thomas M. Begel

/s/ Camillo M. Santomero III
Camillo M. Santomero III

/s/ Andrew M. Weller
Andrew M. Weller

/s/ James D. Cirar
James D. Cirar

/s/ Kenneth M. Tallering
Kenneth M. Tallering

/s/ Timothy A. Masek
Timothy A. Masek

/s/ John Wilkinson
John Wilkinson

/s/ Robert C. Jackson
Robert C. Jackson

/s/ Donald C. Mueller
Donald C. Mueller

/s/ Lee Swafford
Lee Swafford

/s/ Kelly Bodway
Kelly Bodway

/s/ David W. Riesmeyer
David W. Riesmeyer

/s/ Brent Williams
Brent Williams

/s/ Jeffrey Elmer
Jeffrey Elmer

/s/ Adam Gottlieb
Adam Gottlieb